UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) June 12, 2013
_______________________
MERITAGE HOMES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17851 N. 85th Street, Suite 300, Scottsdale, Arizona		85255
(Address of Principal Executive Offices)		(Zip Code)
(480) 515-8100
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 12, 2013, Meritage Homes Corporation (the “Company”) entered into a First Amendment to Credit Agreement (the “Amendment”) with JPMorgan Chase Bank, N.A, as administrative agent and the other lenders named therein. The Amendment amends the Company's existing $125 million senior unsecured revolving credit agreement dated as of July 24, 2012 (the “Credit Agreement”) to, among other things, increase the accordion feature by $50 million to allow for an additional increase in the total commitments by up to $75 million to $200 million; increase the available portion of the facility that may be used for letters of credit from 40% of the total commitments to 60% of the total commitments; extend the facility maturity date by one year from July 24, 2014 to July 24, 2015; and amend the formula for calculating the borrowing base to allow for a moderate increase in the advance rate for certain categories of real estate assets.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

On June 13, 2013, two additional lenders joined the Credit Agreement lending syndicate by utilizing the accordion feature and thereby increasing the total commitment under the Credit Agreement by $10 million. Upon the addition of these new lenders to the lending syndicate, the total commitment currently available under the Credit Agreement is $135 million.

ITEM 2.03     CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

10.1	First Amendment to Credit Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 14, 2013

MERITAGE HOMES CORPORATION

/s/	Larry W. Seay
By:	Larry W. Seay
Executive Vice President and Chief Financial Officer